UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAIR Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAIR Holdings, Inc.
Fifth Street Towers
150 South Fifth Street
Suite 1360
Minneapolis, Minnesota 55402

July 21, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of MAIR Holdings, Inc. to be held at Crowne Plaza, Minneapolis-Northstar, 618 Second Avenue South, Minneapolis, Minnesota on Wednesday, August 16, 2006 at 10:00 a.m.

At the meeting you will be asked to vote for the election of three Class Three directors and to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

I encourage you to vote FOR each of the nominees for director and FOR ratification of the appointment of Deloitte & Touche LLP. Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope or follow the telephone voting instructions that appear on the enclosed proxy card. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

Sincerely,

Paul F. Foley
President and Chief Executive Officer

MAIR HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — AUGUST 16, 2006

The Annual Meeting of Shareholders of MAIR Holdings, Inc. will be held at 10:00 a.m. on Wednesday, August 16, 2006 at Crowne Plaza, Minneapolis-Northstar, 618 Second Avenue South, Minneapolis, Minnesota for the following purposes:

1.                                       To elect three Class Three directors, each for a term of three years.

2.                                       To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007.

3.                                       To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 30, 2006 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card, or follow the telephone voting instructions that appear on the proxy card. Proxies may be revoked at any time, and if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Ruth M. Timm
Vice President, General Counsel and Secretary

Dated:  July 21, 2006

PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS THAT APPEAR ON THE PROXY CARD.

TABLE OF CONTENTS

INTRODUCTION	1
Proxies and Voting Procedures	1
Shareholders Entitled to Vote	2
ELECTION OF DIRECTORS	2
Nomination and Classification	2
Required Vote	2
Information About Nominees	2
Information About Continuing Directors	3
Committees	4
Independence of Directors	5
Meetings and Attendance	5
Compensation of Directors	5
Nominating Process	6
Shareholder Communications with the Board of Directors	7
COMPANY STOCK PERFORMANCE	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
COMPENSATION OF EXECUTIVE OFFICERS	11
Summary Compensation Table	11
Aggregated Option and SARs Exercises In Last Fiscal Year and Fiscal Year-End Option and SARs Values	13
Employment Contracts	13
Compensation Committee Interlocks and Insider Participation	14
CERTAIN TRANSACTIONS	14
Mesaba Agreement with Northwest Airlines Corporation	14
Agreement with Management Partners and Associates	16
Big Sky Sublease Agreement with Jon Marchi	16
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	17
Compensation Philosophy	17
Base Salary and Cash Incentive Compensation	17
Long-Term Incentive Compensation	18
REPORT OF THE AUDIT COMMITTEE	20
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Required Vote	21
Audit Fees	21
Audit-Related Fees	21
Tax Fees	21
All Other Fees	21
Pre-Approval Policies and Independence	21
VOTING OF PROXIES AND EXPENSES	22
SHAREHOLDER PROPOSALS	22

MAIR Holdings, Inc.
Fifth Street Towers
150 South Fifth Street
Suite 1360
Minneapolis, Minnesota 55402

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
AUGUST 16, 2006

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MAIR Holdings, Inc. for use at the Annual Meeting of Shareholders to be held at Crowne Plaza, Minneapolis-Northstar, 618 Second Avenue South, Minneapolis, Minnesota on Wednesday, August 16, 2006 at 10:00 a.m., and at any adjournment thereof.

The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July 21, 2006.

Proxies and Voting Procedures

All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein and FOR ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Company, by delivering a later-dated proxy by mail or by following the telephone voting instructions or by attending the meeting and giving oral notice to the Inspector of Elections.

Shareholders Entitled to Vote

The Board of Directors of the Company has fixed the close of business on June 30, 2006 as the record date for determining the holders of Common Stock entitled to vote at the meeting. On that date, there were 20,591,840 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the meeting.

ELECTION OF DIRECTORS

Nomination and Classification

The Company’s Bylaws require that the Company’s Board of Directors be comprised of at least six directors, but no more than twelve directors. The Company’s Board of Directors currently consists of seven directors and is divided into three separate classes. The terms of the Class Three directors expire at the annual meeting, and the Company’s Board of Directors has nominated Paul F. Foley, James A. Lee and Robert C. Pohlad to serve as Class Three directors until the annual meeting of shareholders to be held in 2009 or until their successors are elected and qualified. Each nominee has agreed to stand for election at the meeting. The terms of the Class One and Class Two directors will expire in 2007 and 2008, respectively, or until their successors are elected and qualified.

Required Vote

The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. All proxies will be voted in favor of the three nominees, unless a contrary choice is specified on the proxy. If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

Information About Nominees

The names of the nominees, their principal occupations and certain other information set forth below are based upon information furnished to the Company by the respective nominees.

Paul F. Foley, age 53, a Class Three director, became a director of the Company in October 1999. Mr. Foley has been the President and Chief Executive Officer of the Company since October 1999 and was President and Chief Executive Officer of Mesaba Aviation, Inc., the Company’s wholly-owned subsidiary, from October 1999 to September 2002. He was Vice President at Atlas Air, Inc. from December 1996 to September 1999. He presently serves as a director of Zomax Incorporated.

James A. Lee, age 66, a Class Three director, became a director of the Company in December 2005. Mr. Lee has been engaged in financial consulting work since 2001. From 1987 to 2001, Mr. Lee was Senior Vice President and Chief Financial Officer of Canadian Pacific Railway and its predecessor company. He was also President of Canadian Pacific (U.S.) Finance Inc. from 1993 to 2001. Mr. Lee also served on the Board of Directors of Big Sky

Transportation Co., a wholly-owned subsidiary of the Company, from December 2002 to December 2005.

Robert C. Pohlad, age 51, a Class Three director, became a director of the Company in September 1995 and became the Chairman of the Board in March 2006. Mr. Pohlad has been a director and President of Pohlad Companies since 1987. Mr. Pohlad became the Chief Executive Officer of PepsiAmericas, Inc. in November 2000 and became Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of P-Americas, Inc. from July 1998 until P-Americas, Inc. merged with a subsidiary of PepsiAmericas, Inc. He is the son of Carl R. Pohlad, a director of the Company.

Information About Continuing Directors

The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

Donald E. Benson, age 76, a Class Two director, became a director of the Company in June 1995. Mr. Benson has been Executive Vice President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since January 1993 and with predecessor organizations since 1968. Mr. Benson is also a director of National Mercantile Bancorp, Mass Mutual Corporate Investors, Mass Mutual Participation Investors, and a director and Vice President of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club.

Pierson M. Grieve, age 78, a Class One director, became a director of the Company in October 1999. Mr. Grieve has been a member of Palladium Equity Partners, LLC, a New York private investment firm, since November 1998. He was Chairman of the Metropolitan Airports Commission - State of Minnesota from April 1995 to April 1999.

Carl R. Pohlad, age 90, a Class Two director served as Chairman of the Board from 1995 to March 2006. Mr. Pohlad has been Chairman of the Board, President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since 1993. Prior to 1993, Mr. Pohlad was President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad is also an owner, director and the President of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club, and is a director of Genmar Holdings, Inc. He is the father of Robert C. Pohlad, a director and Chairman of the Board of the Company.

Raymond W. Zehr, Jr., age 59, a Class One director, became a director of the Company in June 1995. Mr. Zehr has been Chief Investment Manager and Chief Financial Manager of CRP Holdings, LLC since 1994 and 2003, respectively. He is also Vice President of Twins Sports, Inc., the managing general partner of the Minnesota Twins Baseball Club, has been Executive Vice President and Treasurer of Pohlad Companies since 2000, and has served in various other capacities with Pohlad Companies since 1971.

Committees

The Board of Directors has established Audit, Compensation, Executive, Safety and Nominating Committees.

Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the Audit Committee are Donald E. Benson, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market (NASD Marketplace Rule 4200(a)(15)) and Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Benson is the Chairman of the Audit Committee. The Board of Directors has determined that each of Mr. Benson, Mr. Zehr and Mr. Lee is an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K. Mr. Zehr was appointed to the Audit Committee in October 1995, Mr. Benson was appointed to the Audit Committee in October 1999 and Mr. Lee was appointed to the Audit Committee in December 2005.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the Company’s shareholders, potential shareholders and the investment community relating to accounting and reporting practices of the Company and the quality, objectivity and integrity of the Company’s financial reports. In consultation with the Company’s finance department and its independent registered public accounting firm, the Audit Committee reviews the Company’s accounting and auditing policies and procedures, the results of the Company’s audits and significant accounting and reporting issues. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and for approving any non-audit services provided by such firm. The Audit Committee’s charter was included as an appendix to the Company’s proxy statement filed in connection with the Company’s 2004 annual meeting of shareholders.

Compensation Committee. The members of the Compensation Committee are Donald E. Benson, Pierson M. Grieve, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market.   Mr. Zehr is the Chairman of the Compensation Committee. The Compensation Committee is authorized by the Board of Directors to set the annual salary of each of the executive officers of the Company, including bonus and incentive programs, to grant options and to otherwise administer the Company’s stock option plans, and to review and approve compensation and benefit plans of the Company. The Compensation Committee consists exclusively of non-employee directors. Messrs. Benson and Zehr were appointed to the Compensation Committee in October 1995, and Messrs. Grieve and Lee were appointed to the Compensation Committee in March 2006.

Executive Committee.  The members of the Executive Committee are Paul F. Foley, Carl R. Pohlad, Robert C. Pohlad and Raymond W. Zehr, Jr. Mr. Robert C. Pohlad is the Chairman of the Executive Committee. The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason. Mr. Carl R. Pohlad was appointed to the

Executive Committee in October 1995; Mr. Foley was appointed to the Executive Committee in October 1999 and Messrs. Robert C. Pohlad and Zehr were appointed to the Executive Committee in March 2006.

Safety Committee. The members of the Safety Committee are Paul F. Foley, Pierson M. Grieve and James A. Lee. Mr. Grieve is the Chairman of the Safety Committee. The Safety Committee is empowered to review safety and regulatory compliance issues. The Safety Committee meets with personnel responsible for regulatory compliance and safety programs at the Company’s subsidiaries. Messrs. Foley and Grieve were appointed to the Safety Committee in September 2003, and Mr. Lee was appointed to the Safety Committee in March 2006.

Nominating Committee. The members of the Nominating Committee are Donald E. Benson, James A. Lee and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq National Market. Mr. Zehr is the Chairman of the Nominating Committee. The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board to fill vacancies or for election by the shareholders of the Company. Mr. Benson was appointed to the Nominating Committee in September 2003, Mr. Zehr was appointed to the Nominating Committee in August 2004 and Mr. Lee was appointed to the Nominating Committee in March 2006. The Nominating Committee’s charter was included as an appendix to the Company’s proxy statement filed in connection with the Company’s 2004 annual meeting of shareholders.

Independence of Directors

The Board of Directors has determined that Donald E. Benson, Pierson M. Grieve, James A. Lee and Raymond W. Zehr, Jr. are independent as defined by the listing standards of the Nasdaq National Market and Rule 10A-3 of the Securities Exchange Act of 1934.

Meetings and Attendance

During the fiscal year ended March 31, 2006, the Board of Directors held 17 meetings, the Executive Committee held two meetings, the Audit Committee held nine meetings, the Compensation Committee held one meeting, the Nominating Committee held five meetings and the Safety Committee held four meetings. In the fiscal year ended March 31, 2006, each of the directors attended at least 75% of the meetings held by the Board and held by each committee of which such director was a member. Board members are not required to attend the Company’s annual meeting of shareholders. Four directors attended the Company’s fiscal 2005 annual meeting of shareholders.

Compensation of Directors

For the fiscal year ended March 31, 2006, each non-employee director earned an annual retainer of $40,000 plus out-of-pocket expenses. Directors’ fees are currently set at $10,000 per quarter. In addition to the annual retainer, Directors are also compensated for each meeting attended. Accordingly, with the exception of the Audit Committee, the Company pays each director a fee of $1,000 for each board or committee meeting attended in person and a fee of

$500 for each board or committee meeting attended via telephone. The Company pays a fee of $2,500 to each Audit Committee member for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone. The Company also pays the Audit Committee chair additional compensation of $5,000 per year, and each of the chairs of the Compensation, Safety and Nominating Committees additional compensation of $2,500 per year. Mr. Carl R. Pohlad received $275,000 as compensation for serving as Chairman of the Board during the fiscal year ended March 31, 2006. Mr. Robert C. Pohlad became the Chairman of the Board in March 2006, and he has elected to waive any additional compensation for his services as Chairman of the Board. No stock options were granted to directors during fiscal 2006. Each non-employee director, and certain family members of such director, receives free or reduced travel on Mesaba and Northwest Airlines flights. The Company believes that the directors’ use of such air travel is de minimis.

Nominating Process

The Nominating Committee recommends the nomination of candidates to serve on the Board. The Board may appoint directors to fill any vacancy occurring as a result of the resignation, death or removal of a director or from an increase in the size of the Board. Shareholders elect directors whose terms are expiring at the annual meeting of shareholders.

Director candidates are evaluated on the basis of their overall fitness to serve on the Company’s Board of Directors. Relevant factors include integrity of character, business experience, knowledge of the airline industry, educational achievement, leadership skills, standing in the business community and willingness and enthusiasm to serve as a director.

The Nominating Committee will give equal consideration to potential candidates without regard to the source of the recommendation. Typically, recommendations have been made by the Company’s officers and directors.

The Nominating Committee will consider director candidates recommended by shareholders for election at future annual meetings of shareholders, provided that there is a vacancy on the Board. To submit a recommendation to the Nominating Committee, a shareholder must provide the following information in writing to the Company’s President at the address of the Company set forth on the front cover of this proxy statement.

•                  The written consent of the person recommended as a director candidate being named as a nominee in a proxy statement and to serve as a director, if elected.

•                  The biographical information about the director candidate required to be included in a proxy statement conforming to Regulation 14A under the Securities Exchange Act of 1934.

•                  Other information about the director candidate concerning his or her qualifications to serve on the Company’s Board of Directors.

•                  The name and address of the shareholder submitting the recommendation and proof of ownership of shares of the Company.

Recommendations must be received in advance of the preparation and mailing of proxy materials. For consideration at the 2007 annual meeting, recommendations must be received by the deadlines described in “Shareholder Proposals” below.

Shareholders are also entitled to nominate director candidates in accordance with the procedures set forth in the Company’s Bylaws. Under those procedures, a shareholder must give written notice either by personal delivery or by United States mail, postage prepaid, to an officer of the Company not later than (i) with respect to an election to be held at an annual meeting of the shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Shareholder Communications with the Board of Directors

Shareholders may send written communications to the Board of Directors as a whole or to individual directors. Such written communications should be addressed to the Board or specified members at MAIR Holdings, Inc., Fifth Street Towers, 150 South Fifth Street, Suite 1360, Minneapolis, Minnesota, 55402. Unless addressed to one or more specified directors, communications will be screened for relevance to the Company’s business.

COMPANY STOCK PERFORMANCE

The following graph provides a five-year comparison of the total cumulative returns for the Company’s Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies), and the CRSP Index for air carriers traded on NYSE, AMEX and Nasdaq. The CRSP Indexes are prepared by the Center for Research in Security Prices of the University of Chicago. The total cumulative return for each period is based on the investment of $100 on March 31, 2001, assuming compounded daily returns and the reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

______  ■  Company Common Stock

_ _ _ _  ¬  Nasdaq Stock Index

--------  ▲ Air Carrier Index

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding ownership of the Company’s Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of June 1, 2006 and each person has sole voting and investment power as to the shares shown.

For the purposes of this proxy statement, beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of June 1, 2006, through the exercise of stock options. The stock options referred to in the footnotes are employee and director options issued under the Company’s plans. These options become partially or wholly exercisable beginning one year after the date of grant. Therefore, the reported option shares relate to options granted on or before May 31, 2005.

Name and address	Number of		Percentage
of beneficial owner	shares		owned
Northwest Airlines Corporation	5,657,113	(1)	27.47%
2700 Lone Oak Pkwy
Eagan, MN 55121

Donald Smith & Co.	2,059,060	(2)	10.00%
152 West 57th Street
New York, NY 10019

Carl R. Pohlad	2,051,715	(3)	9.90%
Pohlad Companies
60 South Sixth Street, Suite 3800
Minneapolis, MN 55402

FMR Corp.	2,000,026	(4)	9.71%
82 Devonshire Street
Boston, MA 02109

Dimensional Fund Advisors Inc.	1,560,678	(5)	7.58%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Aegis Financial Corporation	1,424,053	(6)	6.92%
1100 North Glebe Road, Suite 1040
Arlington, VA 22201

PAR Investment Partners	1,200,000	(7)	5.83%
One International Place, Suite 2401
Boston, MA 02111

Paul F. Foley	529,500	(8)	2.51%

Robert E. Weil	150,000	(9)	*

John G. Spanjers	95,769	(9)	*

Donald E. Benson	78,000	(10)	*

Robert C. Pohlad	78,000	(10)	*

Raymond W. Zehr, Jr.	69,000	(9)	*

Pierson M. Grieve	59,782	(9)	*

William T. Poerstel	10,000	(9)	*

Ruth M. Timm	—		—

James A. Lee	—		—

All directors and executive officers as a group (11 persons)	3,121,766	(11)	14.34%

*Less than 1%.

(1)           Shares are held by an indirect subsidiary, Northwest Aircraft, Inc.

(2)           According to a Form 13F filed by Donald Smith & Co. on May 15, 2006.

(3)                                  Includes 138,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(4)                                  According to a Form 13F filed by FMR Corp. on May 19, 2006.

(5)                                  According to a Form 13F filed by Dimensional Fund Advisors, Inc. on May 10, 2006.

(6)                                  According to a Form 13F filed by Aegis Financial Corporation on May 15, 2006.

(7)                                  According to a Form 13F filed by PAR Capital Management, Inc. on May 18, 2006.

(8)                                  Includes 520,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(9)                                  Consists of shares which may be purchased pursuant to stock options exercisable within 60 days.

(10)                            Includes 69,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(11)                            Includes 1,180,551 shares which may be purchased pursuant to stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Initial reports on Form 3 are required to be filed within ten business days of an individual becoming a director, executive officer or owner of 10% or more of the Company’s Common Stock. Reports of changes in ownership are required to be filed within two business days after a change occurs. During the Company’s fiscal year ended March 31, 2006, a Form 3 was filed late to report the hiring of Steven Holme at Mesaba. Additionally, Pierson M. Grieve, a director of the Company, filed a Form 4 late to report stock sales, and two Form 4s were filed late to report that two individuals, Scott Bussell and Jeffrey Wehrenberg, had terminated their employment with Mesaba and were no longer subject to Section 16(a) reporting requirements. All other Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners required for the fiscal year ended March 31, 2006 were completed on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) all persons serving in the capacity of Chief Executive Officer of the Company during the last fiscal year, (ii) the Company’s four most highly compensated executive officers, in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii)  any person who would have otherwise been reported as an executive officer of the Company but was no longer serving as an executive officer at the end of the last completed fiscal year. In accordance with Securities and Exchange Commission rules, information is included for certain officers of one of the Company’s wholly owned subsidiaries, Mesaba.

						Long-Term Compensation
						Awards	Payouts
						Securities			All
Name and			Annual Compensation			Underlying	LTIP		Other
Principal Position	Year	Total(1)	Salary	Bonus(2)		Options/SARs	Payluts		Compensation
Paul F. Foley	2006	$720,087	$350,000	$175,000		—	—		$195,087	(3)
President and Chief Executive	2005	1,279,713	350,000	350,000		150,000	$500,000	(4)	79,713	(5)
Officer of the Company	2004	776,756	350,000	350,000		—	—		76,756	(6)

Robert E. Weil	2006	$293,973	$193,462	$93,600		—			$6,911	(7)
Vice President, Chief Financial	2005	298,222	183,423	111,000		50,000			3,799	(8)
Officer and Treasurer of the Company	2004	279,892	172,307	105,000		—			2,585	(8)

John G. Spanjers	2006	$233,730	$193,000	$33,638	(9)	—			$7,092	(8)
President and Chief Operating	2005	296,465	183,077	111,000		60,000			2,388	(8)
Officer of Mesaba	2004	282,210	175,000	105,000		120,000			2,210	(8)

Ruth M. Timm(10)	2006	$168,002	$125,000	$41,600		—			$1,402	(11)
Vice President,	2005	—	—	—		—			—
General Counsel of the Company	2004	—	—	—		—			—

William T. Poerstel	2006	$161,237	$143,533	$15,551	(9)	—			$2,153	(8)
Vice President Flight	2005	193,333	136,300	55,120		30,000			1,913	(8)
Operations of Mesaba	2004	212,357	130,000	59,500		70,000			22,857	(12)

(1)                                  For any given year, represents the sum of the entries under the columns titled “Salary,” “Bonus,” “LTIP Payouts” and “All Other Compensation.”

(2)                                  Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation is paid in the following year. Incentive compensation is based upon the achievement of Company and individual performance criteria as described under “Compensation Committee Report on Executive Compensation.”

(3)                                Consists of living and travel expenses of $40,385 which were paid by the Company until Mr. Foley relocated to Minnesota in 2005, relocation expenses of $131,617, life and disability insurance premiums of $14,718 paid by the Company on Mr. Foley’s behalf, a vehicle allowance of $2,713 paid by the Company on Mr. Foley’s behalf and matching contributions of $5,654 made by the Company on Mr. Foley’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(4)                                  Consists of a one-time retention bonus payment pursuant to Mr. Foley’s employment agreement, portions of which must be paid back to the Company if Mr. Foley’s employment terminates prior to September 30, 2008. See “Employment Contracts” below.

(5)                                  Consists of living and travel expenses of $75,295 and matching contributions of $4,418 made by the Company on Mr. Foley’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(6)                                  Consists of living and travel expenses of $73,914 and matching contributions of $2,842 made by the Company on Mr. Foley’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(7)                                  Consists of life and disability insurance premiums of $3,693 paid by the Company on Mr. Weil’s behalf and matching contributions of $3,218 made by the Company on Mr. Weil’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(8)                                  Consists of matching contributions made by the Company on such executive officer’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(9)                                  Incentive payments to Mesaba’s officers have not yet been paid for fiscal 2006. Although the payments were authorized by the Bankruptcy Court on January 24, 2006, Mesaba’s Board of Directors has made payments of bonus amounts for fiscal 2006 contingent upon Mesaba obtaining debtor-in-possession financing.

(10)                            Ms. Timm was hired on April 4, 2005.

(11)                            Consists of life and disability insurance premiums of $577 paid by the Company on Ms. Timm’s behalf and matching contributions of $825 made by the Company on Ms. Timm’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

(12)                            Consists of moving expenses of $22,257 related to a move to Minneapolis, Minnesota and matching contributions of $600 made by the Company on Mr. Poerstel’s behalf pursuant to the Company’s 401(k) Retirement Savings Plan.

Aggregated Option and SARs Exercises In Last Fiscal Year and Fiscal Year-End Option and SARs Values

The following table provides information about the exercise of stock options during the fiscal year ended March 31, 2006 and the value of unexercised stock options and SARs held at the end of such fiscal year for each executive officer named in the Summary Compensation Table.

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-The-Money Options/
	Acquired	Value	At March 31, 2006		SARs at March 31, 2006
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Options
Paul F. Foley	—	—	520,000	150,000	—	—

Robert E. Weil	—	—	150,000	50,000	—	—

John G. Spanjers	—	—	95,769	—	—	—

Ruth M. Timm	—	—	—	—	—	—

William T. Poerstel	—	—	5,000	5,000	—	—

SARs
Paul F. Foley(2)	—	—	—	—	—	—

Robert E. Weil(2)	—	—	—	—	—	—

John G. Spanjers	—	—	30,000	15,000	—	—

William T. Poerstel	7,500	$12,375	42,500	50,000	—	—

(1)                                  Value is calculated as the excess of the market value of the Common Stock at the date of exercise over the exercise price.

(2)                                  Mr. Foley and Mr. Weil are not eligible to participate in the Mesaba 2003 Incentive Award Plan.

Employment Contracts

Effective October 1, 2004, the Company entered into a four-year Management Compensation Agreement with Paul F. Foley, the Company’s President and Chief Executive Officer. Under the terms of the Agreement, Mr. Foley will receive an annual base salary of $350,000 and may also receive annual discretionary bonuses up to 100% of his annualized base salary, based upon achievement of personal and Company goals as determined by the Compensation Committee of the Company’s board of directors. Upon execution of the Agreement, Mr. Foley received a $500,000 one-time bonus. Subject to certain exceptions articulated in the Agreement, Mr. Foley must repay the Company a prorated portion of the one-time bonus if his employment terminates prior to the end of the four-year term of the Agreement. Mr. Foley is also entitled to a vesting retention bonus, of which $100,000 will be paid upon the second anniversary, $100,000 will be paid upon the third anniversary, and $200,000 will be paid upon the fourth anniversary of the effective date of the Agreement, provided that Mr. Foley remains employed by the Company as of such dates. The Agreement also provides that Mr. Foley will receive an annual living expense allowance of $75,000 and such fringe benefits as are made available to other senior executives of the Company. Mr. Foley’s annual living allowance terminated following his relocation to Minneapolis, Minnesota in September 2005.

Either the Company or Mr. Foley may terminate the Agreement without cause at any time, upon one month’s written notice to the other party. The Company may terminate Mr. Foley’s employment and the Agreement for cause without prior notice. The Agreement also terminates in the event of Mr. Foley’s death or other inability to carry out his essential job functions. Upon any termination or upon expiration of the Agreement, Mr. Foley will continue to be bound by certain confidentiality, non-compete and non-recruitment obligations contained in the Agreement.

The Agreement provides for the continued employment of Mr. Foley through September 30, 2008, and provides that Mr. Foley will be entitled to severance benefits if the Company terminates his employment without cause, either during or after the term of the Agreement. These severance benefits include payments equal to two times Mr. Foley’s annual salary, payable over a twelve-month period, health and dental benefits, the vesting of Mr. Foley’s retention bonus and stock options, and the continuance of flight privileges for twelve months. The Agreement also provides for similar severance benefits to Mr. Foley if he resigns his employment with the Company within one year after a change in control of the Company that occurs during the term of the Agreement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiaries during the fiscal year ended March 31, 2006. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during the fiscal year ended March 31, 2006.

CERTAIN TRANSACTIONS

Mesaba Agreement with Northwest Airlines Corporation

Northwest Airlines Corporation is a beneficial owner of more than 5% of the Company’s outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”  During the fiscal year ended March 31, 2006, substantially all of the Company’s operating revenues were received from Northwest under an Airline Services Agreement that governed Mesaba’s operation of Saab 340 jet-prop aircraft, a Regional Jet Services Agreement that governed Mesaba’s operation of Avro RJ85 regional jets, and an Airline Services Agreement (the “ASA”), effective August 29, 2005, that replaced the prior two agreements by incorporating the existing payment terms for the Saabs and Avros contained in the prior agreements and adding new payment terms for the Canadair regional jets that Mesaba began operating in October 2005.

Under the ASA, Mesaba operates as a regional air carrier providing scheduled passenger service as “Mesaba Airlines/Northwest Airlink” and “Mesaba Airlines/Northwest Jet Airlink.”

Under the ASA, all scheduled flights that Mesaba operates are designated as Northwest flights using Northwest’s designator code in all computer reservation systems with an asterisk and a footnote indicating that Mesaba is the carrier providing the service. In addition, flight schedules of Mesaba and Northwest are closely coordinated to facilitate interline connections, and Mesaba’s passenger gate facilities at the Minneapolis/St. Paul International Airport, Detroit Metropolitan Airport and Memphis International Airport are integrated with Northwest’s facilities in the main terminal buildings. Mesaba, through the ASA, receives ticketing and certain check-in, baggage, freight and aircraft handling services from Northwest at certain airports. In addition, Mesaba receives its computerized reservations services from Northwest. Northwest also performs all marketing, scheduling, yield management and pricing services for Mesaba’s flights.

On September 14, 2005, Northwest filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Prior to and following its bankruptcy, Northwest missed several payments owed to Mesaba, and on October 13, 2005, Mesaba also filed for Chapter 11 bankruptcy protection. It is unclear what effect these bankruptcy petitions will have on the ASA between Northwest and Mesaba. It is possible that either Northwest or Mesaba could reject the ASA in bankruptcy. Mesaba believes that rather than the ASA being assumed by either party, it is more likely that the ASA will be renegotiated once both parties determine their respective fleet compositions.

As consideration for entering into the ASA, and pursuant to a separate agreement between the Company and Northwest, the Company made a capital contribution of approximately $31.7 million to Mesaba and also amended the warrants that were then held by Northwest to reduce the number of shares of the Company’s common stock issuable upon exercise from 4,151,922 shares exercisable at prices from $7.25 to $21.25 per share to an aggregate of 4,112,500 shares exercisable at a price of $8.74 per share. The Amended and Restated Warrant expires ten years from the date of the ASA and will become exercisable for sixty percent of the shares upon the delivery by Northwest of the 15th Canadair regional jet aircraft to Mesaba and an additional 4% of the shares with each subsequent delivery of the next ten aircraft.

As of June 30, 2006, only two of such aircraft had been delivered to Mesaba, and on June 30, 2006, Northwest removed one of the Canadair regional jets and placed it with Northwest’s newly formed subsidiary, Compass Airlines, Inc. Northwest has also advised Mesaba that if Mesaba is not awarded additional aircraft pursuant to a new request for proposal issued by Northwest, Northwest will remove the remaining Canadair regional jet that Mesaba currently operates. If Mesaba is awarded additional regional jets by Northwest, it is possible that the terms of the Amended and Restated Warrant will be renegotiated to reflect any new agreement between the parties. Finally, in connection with the ASA, the Company also entered into a registration rights agreement to register the shares of stock currently held by Northwest and the shares of stock that will be issuable to Northwest upon exercise of the warrants. Prior to entering the ASA, Northwest had pledged certain of its shares to Boeing Capital Corporation, and Boeing is also a party to the registration rights agreement. The registration statement has not been filed and will likely not be filed unless and until a new agreement is reached between Northwest and Mesaba, unless Northwest’s bankruptcy court grants Boeing relief from the automatic stay and Boeing is allowed to foreclose on Northwest’s stock pledge and subsequently demand registration.

Agreement with Management Partners and Associates

During fiscal 2006, the Company, Mesaba and Big Sky paid $1,096,050 to Management Partners and Associates for Sarbanes-Oxley compliance, information technology, finance and other consulting services. Management Partners is owned by William Pal-Freeman and Thomas Schmidt, each of whom also provided certain executive consulting services to Mesaba. On March 1, 2005, Mr. Pal-Freeman accepted the position of Vice President, Technology and Services at Mesaba. On October 11, 2005, Mr. Schmidt accepted the position of Vice President, Finance at Mesaba. Mr. Schmidt was also named to the Board of Directors of Mesaba in October 2005. Concurrently with Mr. Schmidt’s hiring, Management Partners terminated its relationship with Mesaba.

Big Sky Sublease Agreement with Jon Marchi

Big Sky subleases its hangar facility from Jon Marchi, who is a director of Big Sky. The term of the sublease is through 2014. In fiscal 2006, Big Sky paid Mr. Marchi $81,894 in land and hangar rental payments.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists of four non-employee directors appointed by the Board of Directors. The Compensation Committee has been authorized by the Board of Directors to set the annual salary and incentive compensation of each of the executive officers of the Company and to review and approve overall compensation levels and benefit plans of the Company. The Company’s Chief Executive Officer and the officers and directors of the Company’s subsidiaries have principal responsibility for determining compensation and benefits for employees of the subsidiaries.

Compensation Philosophy

The Company’s executive compensation policies, as endorsed by the Compensation Committee, are designed to:

•                  Attract, motivate and retain executives whom the Compensation Committee believes are critical to the long-term success of the Company;

•                  Reward individual contributions to the Company’s accomplishment of certain strategic and operational goals;

•                  Promote a pay-for-performance philosophy by placing a significant portion of total compensation “at risk” while providing a level of compensation opportunity that is competitive with companies of similar complexity and size; and

•                  Provide an opportunity to own the Company’s Common Stock so that executives will have common interests with the Company’s shareholders.

In the past, the Company and the Compensation Committee sought to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value. The bankruptcy of Mesaba in the middle of the fiscal year expanded the factors the Compensation Committee considered in setting executive compensation as described more fully below.

The components of the Company’s current executive compensation program are comprised of base salary, cash incentive compensation, long-term incentive awards principally in the form of stock option grants and, in some cases, a retention component.

Base Salary and Cash Incentive Compensation

The Compensation Committee establishes, for recommendation to the Board of Directors, the base salary and incentive compensation of the Chief Executive Officer, Chief Financial Officer and General Counsel. Base salary levels are reviewed annually by the Compensation Committee and adjusted based upon competitive market factors and the officer’s ability to contribute to the overall success of the Company’s mission. Incentive compensation is based on the individual’s contribution to the Company’s annual performance, as measured against goals determined at the beginning of each fiscal year and approved by the Board. The Compensation Committee also has taken into consideration the performance of the individual in relation to issues resulting from Mesaba’s bankruptcy. Incentive compensation generally will not exceed

100% of an officer’s base salary, although officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary, thereby placing a greater percentage of their compensation at risk. Historically, executive compensation has been based on three elements:

•                  Financial results of the Company and its subsidiaries;

•                  Operational performance of the Company and its subsidiaries; and

•                  Individual performance.

This year, the Compensation Committee also has taken into consideration the bankruptcy of Mesaba, the performance of the executive officers relating to the bankruptcy, the reduction in compensation being paid by Mesaba to its employees and the importance of continuity of executives during this transitional period for the Company.

The Compensation Committee also considers such other compensation elements as the 401(k) plan,  short and long term disability benefits, executive benefits such as annual physicals and life insurance.

Based on the factors described above, the Compensation Committee concluded that Mr. Foley continued to excel in his leadership role both before and after the Mesaba bankruptcy filing. Pursuant to his employment agreement, Mr. Foley’s target incentive compensation is set at 100% of his annualized base salary, or $350,000. For his performance in fiscal 2006, Mr. Foley received cash incentive compensation in the amount of $175,000, or 50% of his annualized base salary. This represents a 50% reduction in his bonus from fiscal 2005 and is attributable to the Compensation Committee’s consideration of the above-described factors. In addition, and for the same reasons, the Compensation Committee determined that Mr. Foley’s base compensation should not be increased for fiscal year 2007. Mr. Foley’s employment agreement also grants Mr. Foley travel privileges with Northwest and Mesaba, provides for retention bonuses and provides for severance payments upon Mr. Foley’s termination. The Compensation Committee also approved a relocation assistance agreement for Mr. Foley in fiscal 2006. Mr. Foley’s annual living allowance terminated following his relocation to Minneapolis, Minnesota in September 2005.

The Compensation Committee concluded that the other executive officers of the Company in the summary compensation table should receive reductions from their prior year’s bonuses despite very strong performance. In addition, they will not receive an increase in their base salary for fiscal year 2007.

Long-Term Incentive Compensation

The Company’s stock option program is intended to strengthen the Company’s ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock. The Compensation Committee believes that stock option grants allow executives and key employees to participate in the success of the Company and link their interests directly with those of the shareholders. If there is no price appreciation in the Company’s Common Stock, option holders receive no benefit, because stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The number of stock options granted to executives, including the Chief Executive Officer, is based primarily on base salary level, the number of options previously granted, individual performance and retention considerations and the Company’s financial and operational performance during the year.

Due to the issues surrounding Mesaba’s bankruptcy filing discussed above, the Compensation Committee did not grant any options to the Company’s executive officers for their performance in fiscal 2006.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Raymond W. Zehr, Jr., Chairman
Donald E. Benson
Pierson M. Grieve
James A. Lee

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three members, none of whom are officers or employees of the Company or its subsidiaries. All members of the Audit Committee are “independent,” as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(14) of the Marketplace Rules contained in the National Association of Securities Dealers Manual, and are financially literate. Information about the committee members and their duties is provided on page 4 of this document. The Audit Committee met nine times during the fiscal year ended March 31, 2006. During each quarter, the Audit Committee met with the Company’s independent registered public accounting firm to review a wide range of issues relating to the Company’s accounting, auditing, financial controls and procedures and financial reporting.

The Audit Committee, together with management and representatives of Deloitte & Touche LLP, reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” and received and discussed written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” describing that firm’s independence from, and relationships with, the Company. Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also determined that Deloitte & Touche LLP’s fees and services for the fiscal year ended March 31, 2006 were consistent with the maintenance of their independence as the Company’s independent registered public accounting firm.

The Audit Committee engaged Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2007, subject to shareholder ratification of the appointment of Deloitte & Touche LLP. All non-audit services performed by Deloitte & Touche LLP during fiscal 2006 were approved by the Audit Committee in accordance with the procedures set forth in the Audit Committee Charter.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald E. Benson, Chairman
James A. Lee
Raymond W. Zehr, Jr.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2007. A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders in attendance.

Required Vote

Ratification of the appointment requires the affirmative vote of the holders of a majority of the shares of the Common Stock represented at the meeting. If the shareholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be selected by the Audit Committee.

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the fiscal years ended March 31, 2006 and 2005 and for the reviews of the Company’s quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission for those fiscal years were $917,000 and $616,000, respectively.

Audit-Related Fees

For the fiscal years ended March 31, 2006 and 2005, Deloitte & Touche LLP billed the Company $126,000 and $103,000 respectively, for audit of employee benefit plans, assurance and related services in connection with the performance of the audit or review of the Company’s financial statements, in addition to the audit fees disclosed above.

Tax Fees

For the fiscal years ended March 31, 2006 and 2005, Deloitte & Touche LLP billed the Company $204,000 and $406,000, respectively, for professional services rendered in connection with tax compliance services. For fiscal years ended March 31, 2006 and 2005, Deloitte & Touche LLP billed the Company $10,000 and $29,000, respectively, for tax planning and advice services.

All Other Fees

Deloitte & Touche LLP did not render any other services to the Company, other than the services described above, for the fiscal years ended March 31, 2006 and 2005.

Pre-Approval Policies and Independence

The Audit Committee has a policy of approving the engagement of the independent registered public accounting firm to perform all audit and non-audit services on behalf of the Company. The Audit Committee did not rely on the waiver from the pre-approval requirement available under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X with respect to any of the services provided by the independent registered public accounting firm. The Audit Committee has determined that the provision of services covered by the foregoing fees was compatible with maintaining the independent registered accounting firm’s independence. See “Report of the Audit Committee.”

VOTING OF PROXIES AND EXPENSES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

SHAREHOLDER PROPOSALS

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy statement for the 2007 annual meeting, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company no later than March 24, 2007. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Rule 14a-4(c)(1) of the Securities Exchange Act provides that, if the proponent of a shareholder proposal fails to notify the Company of such proposal within a reasonable time before the Company mails its proxy materials, management’s proxies would be permitted to use their discretionary authority to vote on the proposal, if the proposal was raised at the next annual meeting without having been included in the proxy statement.

Dated:  July 21, 2006

COMPANY #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you arked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on arch 8, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification umber available. Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AIR Holdings, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your proxy card

* Please detach here *

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Donald E. Benson	☐	Vote FOR	☐	Vote WITHHELD
		02 Carl R. Pohlad		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent registered public accounting firm for the fiscal year ending March 31, 2006.		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box		Date
Indicate changes below:	☐

Sign in Box

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If a corporation, please give full corporate name and title of authorized officer signing this card. If a partnership, please give partnership name and title of authorized person signing this card.

MAIR HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, March 9, 2006

9:30 a.m.

Crown Plaza, Minneapolis Northstar
618 Second Avenue South
Minneapolis, Minnesota

MAIR HOLDINGS, INC.
Fifth Street Towers, Suite 1360, Minneapolis, Minnesota 55402	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 9, 2006.

The shares of common stock of MAIR Holdings, Inc. you hold of record or in your account or in a dividend einvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Paul F. Foley and Ruth M. Timm, and each of them, ith full power of substitution, to vote your shares on the matters shown on the reverse side and any other atters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.